Exhibit 99.1

Weyco Reports Second Quarter Sales and Earnings

          MILWAUKEE, July 27 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS), today announced financial results for the quarter ended June 30, 2006.

          Net earnings in the quarter grew 20% to $3.6 million, up from $3.0 million in 2005.  Diluted earnings per share increased 20% to $.30 per diluted share in 2006 from $.25 per diluted share in 2005.

          Second quarter net sales were $45.1 million, up from $44.7 million in 2005.  Sales in the wholesale division, which include wholesale sales and licensing revenues, were $38.4 million compared with $38.2 million in 2005. Wholesale sales were $37.5 million in 2006, up from $37.2 million in 2005. Licensing revenues in 2006 were $930,000 compared with $975,000 in 2005. Sales of the Company’s Florsheim and Stacy Adams brands grew 3% and 7%, respectively, while Nunn Bush sales were down 7% for the quarter.  The Florsheim division achieved sales growth of 3%, despite the loss of approximately $900,000 in sales of the FLS sub-brand following the Company’s decision last year to discontinue FLS in the United States.  Sales of other Florsheim products for the second quarter of 2006 were up 12%.  The 7% sales increase in the Stacy Adams division this quarter was attributed to solid sales across almost all footwear categories, while the decrease at Nunn Bush was due to the loss of a significant customer in 2006.

          Retail sales were $6.7 million for the second quarter of 2006, an increase of 3% from $6.5 million in 2005.  This increase was primarily due to three additional stores this quarter compared with the second quarter of last year. Same store sales were flat for the quarter.

          Operating earnings were $5.5 million, up 19% from $4.6 million in 2005. Operating earnings as a percent of net sales increased to 12% in 2006 from 10% in 2005.  This was primarily the result of higher gross margins across all brands this quarter, resulting from increased margins on new footwear, as well as the impact of fewer closeout sales this season.  Net interest income for the quarter was up $209,000 over the same period last year due to higher investments in marketable securities.

          “While top line growth remains a challenge due to the impact of retail consolidation, our overall business remains solid and we are pleased with our net earnings performance,” stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group.

          Weyco Group will host a conference call on Friday, July 28, 2006, at 10:00 a.m. Eastern Time to discuss the second quarter financial results in more detail.  To participate in the call please dial 800-510-0219 or 617-614-3451, referencing passcode #62991970, five minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #31064259.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at http://www.weycogroup.com .

          Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush and Stacy Adams.  The Company also operates a small number of retail stores in the United States and Europe.

          This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.  Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
For the three and six months ended June 30, 2006 and 2005

	Three Months ended June 30		Six Months ended June 30

	2006	2005	2006	2005

NET SALES	$45,111,438	$44,746,051	$104,399,649	$102,576,858
COST OF SALES	27,651,564	28,790,627	65,906,885	65,999,768
Gross earnings	17,459,874	15,955,424	38,492,764	36,577,090
SELLING AND ADMINISTRATIVE EXPENSES	11,975,701	11,353,366	24,802,329	23,565,649
Earnings from operations	5,484,173	4,602,058	13,690,435	13,011,441
INTEREST INCOME	517,849	267,231	979,708	412,536
INTEREST EXPENSE	(118,472)	(76,700)	(297,294)	(149,967)
OTHER INCOME (EXPENSE), net	8,742	(8,189)	3,472	(30,048)
Earnings before provision for income taxes	5,892,292	4,784,400	14,376,321	13,243,962
PROVISION FOR INCOME TAXES	2,250,000	1,755,000	5,425,000	5,015,000
Net earnings	$3,642,292	$3,029,400	$8,951,321	$8,228,962
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	11,612,051	11,569,353	11,596,254	11,543,730
Diluted	12,054,041	11,958,369	12,032,359	11,969,210
EARNINGS PER SHARE
Basic	$.31	$.26	$.77	$.71
Diluted	$.30	$.25	$.74	$.69
CASH DIVIDENDS PER SHARE	$.09	$.07	$.16	$.125

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	June 30 2006	December 31 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,389,778	$22,780,913
Marketable securities, at amortized cost	815,126	875,317
Accounts receivable, net	26,082,913	27,843,048
Accrued income tax receivable	1,011,655	—
Inventories	37,624,461	38,548,602
Deferred income tax benefits	1,121,792	1,174,235
Prepaid expenses and other current assets	925,844	1,424,858
Total current assets	79,971,569	92,646,973
MARKETABLE SECURITIES, at amortized cost	44,005,940	30,290,089
OTHER ASSETS	14,124,845	14,252,604
PLANT AND EQUIPMENT, net	27,595,882	27,440,762
TRADEMARK	10,867,969	10,867,969
	$176,566,205	$175,498,397
LIABILITIES & SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$9,518,076	$9,552,504
Accounts payable	6,597,607	12,222,907
Dividend payable	1,044,713	810,241
Accrued liabilities	6,508,263	6,106,107
Accrued income taxes	—	1,221,423
Total current liabilities	23,668,659	29,913,182
LONG-TERM PENSION LIABILITY	3,790,813	3,672,312
DEFERRED INCOME TAX LIABILITIES	5,161,206	5,344,702
SHAREHOLDERS’ INVESTMENT:
Common stock	9,075,601	8,979,243
Class B common stock	2,588,281	2,595,031
Capital in excess of par value	5,310,176	3,437,697
Reinvested earnings	126,645,735	121,334,722
Accumulated other comprehensive income	325,734	221,508
Total shareholders investment	143,945,527	136,568,201
	$176,566,205	$175,498,397

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the six months ended June 30, 2006 and 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$8,951,321	$8,228,962
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	1,077,279	1,129,259
Amortization	34,164	22,918
Deferred income taxes	(131,053)	787,899
Pension expense	596,502	442,302
Loss (Gain) on sale of assets	13	(1,642)
Increase in cash surrender value of life insurance	(251,070)	(222,000)
Changes in operating assets and liabilities
Accounts receivable	1,760,135	4,492,871
Inventories	924,141	12,769,092
Prepaids and other current assets	507,841	627,632
Accounts payable	(5,625,300)	1,637,395
Accrued liabilities and other	384,361	(3,413,868)
Accrued income taxes	(2,233,078)	(292,711)
Net cash provided by operating activities	5,995,256	26,208,109
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(14,795,896)	(13,614,582)
Proceeds from maturities of marketable securities	1,106,072	2,071,654
Purchase of plant and equipment	(1,219,386)	(778,408)
Proceeds from sales of plant and equipment	996	4,587
Net cash used for investing activities	(14,908,214)	(12,316,749)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(1,620,493)	(1,264,542)
Shares purchased and retired	(1,875,593)	(1,288,822)
Proceeds from stock options exercised	1,195,489	1,303,249
Repayments under revolving credit agreement	(34,428)	(1,709,878)
Income tax benefit from the exercise of stock options	856,848	—
Net cash used for financing activities	(1,478,177)	(2,959,993)
Net (decrease) increase in cash and cash equivalents	(10,391,135)	10,931,367
CASH AND CASH EQUIVALENTS at beginning of period	$22,780,913	$10,514,707
CASH AND CASH EQUIVALENTS at end of period	$12,389,778	$21,446,074
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$6,265,637	$4,543,368
Interest paid	$289,612	$118,441

SOURCE  Weyco Group, Inc.
          -0-                                                  07/27/2006
          /CONTACT: John Wittkowske, Senior VP and CFO of Weyco Group, +1-414-908-1880/
          /Web site:  http://www.weycogroup.com /